Exhibit (h)(2)(i)

FIFTH AMENDMENT TO THE
ALPHA ARCHITECT ETF TRUST

FUND ADMINISTRATION SERVICING AGREEMENT

This Fifth Amendment, effective as of the last date on the signature block, to the Fund Administration Servicing Agreement, dated as of October 8, 2014, as amended (the "Agreement"), is entered into by and between Alpha Architect ETF Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to extend the term of the Agreement, to add additional Funds, and to amend the fees; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement as follows:

1.	Section 11 shall be amended by replacing the first sentence with the following:

This Agreement shall continue in effect until August 31, 2024. This Agreement shall thereafter automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.

2.	Section 12 shall be superseded and replaced in its entirety with the following:

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement, in whole or with respect to one or more Funds, prior to the end of the then current term, the Trust agrees to pay the termination fees specified on Exhibit C, as well as:

(a)	All fees associated with converting services to a successor service provider;
(b)	All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
(c)	All out-of-pocket costs associated with (a) – (c) above.

3.	The Amended Exhibit A is superseded and replaced in its entirety with the Amended Exhibit A attached hereto.

4.	Exhibit C is superseded and replaced in its entirety with the Exhibit B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ALPHA ARCHITECT ETF TRUST			U.S. BANK, N.A.

By:	/s/ Patrick Cleary	By:	/s/ Jeanine M. Bajczyk
Name:	Patrick Cleary	Name:	Jeanine M. Bajczyk
Title:	Chief Compliance Officer	Title:	Sr. Vice President
Date:	09/03/2019	Date:	09/03/2019

Amended Exhibit A to the
Alpha Architect ETF Trust

Fund Administration Servicing Agreement

Separate Series of Alpha Architect ETF Trust

Name of Series

Alpha Architect U.S. Quantitative Value ETF

Alpha Architect International Quantitative Value ETF

Alpha Architect U.S. Quantitative Momentum ETF

Alpha Architect International Quantitative Momentum ETF

Alpha Architect Value Momentum Trend ETF

Freedom 100 Emerging Markets ETF

Merlyn.Al Bull-Rider Bear-Fighter ETF

Merlyn.Al Tactical Growth and Income ETF